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                                                                     Exhibit 8.2




                                     FORM OF
                               FEDERAL TAX OPINION



_________________, 2003

Board of Directors
Metropolitan Financial Corp.
22901 Mill Creek Blvd.
Highland Hills, OH 44122


Ladies and Gentlemen:

      We have acted as counsel to Metropolitan Financial Corp., an Ohio corporation ("Metropolitan"), in connection with the planned merger of Metropolitan with and into Sky Financial Group, Inc., an Ohio corporation ("Sky Financial"), pursuant to the Agreement and Plan of Merger, dated as of October 23, 2002, by and between Metropolitan Financial Corp. and Sky Financial Group, Inc. (the "Merger Agreement") as described in the Proxy Statement-Prospectus (the "Proxy Statement/Prospectus") of Metropolitan and Sky Financial, which is part of the registration statement on Form S-4 of Metropolitan, to which this opinion is attached as an exhibit. Capitalized terms used and not defined herein shall have the same meaning set forth in the Merger Agreement.

      For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, dated as of October 23, 2002, the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of Metropolitan and Sky Financial included in the Registration Statement on Form S-4 filed by Metropolitan on or about the date hereof with the Securities and Exchange Commission in connection with the issuance in the Merger of shares of Sky Financial common stock (the "Registration Statement"), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Metropolitan and Sky Financial (including, without limitation, those contained in certain certified representations and in the Proxy Statement/Prospectus and those contained in or made pursuant to the Merger Agreement), which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all
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Board of Directors
Metropolitan Financial Corp.
___________, 2003
Page 2


representations, statements, and warranties made "to the best knowledge of" any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

      We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of the State of Ohio, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

      Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger.

                                     * * * *

      Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that:

      (i)   the Merger will constitute a reorganization within the meaning of
            Section 368(a) of the Code and each of Metropolitan and Sky Financial will be parties to the reorganization within the meaning of Section 368(b) of the Code;

      (ii) No gain or loss will be recognized by Metropolitan as a result of the transactions contemplated in the Merger Agreement;

      (iii) with respect to shareholders who hold shares of Metropolitan common stock as a capital asset within the meaning of Section 1221 of the Code, no gain or loss will be recognized by such shareholders who receive Sky Financial common stock in exchange for Metropolitan's common stock, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests and cash received in exchange for Metropolitan common stock.
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Board of Directors
Metropolitan Financial Corp.
___________, 2003
Page 3


                                     * * * *


      We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinions.

      This opinion is being provided to you solely in connection with the filing of the Registration Statement. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose, and may not be made available to any other person or entity.

      We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933.

                                          Very truly yours,


                                          -------------------------------------
                                          LUSE GORMAN POMERENK & SCHICK,
                                          A Professional Corporation